Exhibit 99.1

FOR IMMEDIATE RELEASE

Gaming Partners International Announces Stock Repurchase Program

LAS VEGAS, Nevada -- December 1, 2011 – Gaming Partners International Corporation (GPIC: Nasdaq) (the "Company"), a leading worldwide provider of casino currency and table gaming equipment, announced today that its Board of Directors unanimously authorized a program to repurchase shares of the Company’s common stock.  The Board approved the repurchase of up to five percent (5%), or approximately 410,000 shares, of the Company’s outstanding common stock.

These repurchases will be made from time to time in open market or in privately negotiated transactions.  The timing and amount of share repurchases will be determined by the Company’s management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, and other factors, subject to periodic approval of the Board.  This program does not obligate the Company to acquire any particular amount of common stock or to acquire shares within any particular timetable and the program may be suspended at any time at the Company’s discretion.

Greg Gronau, President and CEO, stated that, "At the present time, based upon the combination of our current market valuation, our cash balances and our ongoing cash flow generation, we believe that this share repurchase program is an appropriate use of cash, while also providing us adequate flexibility for future initiatives.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bud Jones®, and Bourgogne et Grasset®, GPIC provides casino currency such as chips, plaques and jetons; casino tables, furniture and accessories; table layouts; playing cards; precision dice;  roulette wheels; and gaming-related RFID technology and applications.  Headquartered in Las Vegas, Nevada, GPIC has additional locations in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations regarding the Company’s future repurchases of its common stock.  These forward-looking statements involve known and unknown risks and uncertainties which may cause the Company not to make share repurchases as currently anticipated.  Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to alternative uses of cash, future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:
Gerald W. Koslow, CFO
702-598-2401
jkoslow@gpigaming.com